Exhibit 99.1
November 1, 2011

FOR IMMEDIATE RELEASE

Contacts:
ANALYSTS		MEDIA
Tamera Gjesdal	Alan Greer	Cynthia Williams
Senior Vice President	Executive Vice President	Executive Vice President
Investor Relations	Investors Relations	Corporate Communications
(336) 733-3058	(336) 733-3021	(336) 733-1470

BB&T to acquire BankAtlantic
Significantly accelerates BB&T’s expansion in Southeast Florida

Acquisition highlights:

•	Expands BB&T’s franchise in Southeast Florida to No. 6 in Miami market
•	Contributes $3.3 billion in predominantly core, low-cost deposits
•	Adds 78 branches to BB&T’s community bank network
•	Agreement excludes non-performing and other criticized assets
•	Transaction is accretive to earnings per share

     WINSTON-SALEM, N.C. – BB&T Corporation (NYSE: BBT) announced today the signing of a definitive agreement to acquire Fort Lauderdale, Fla.-based BankAtlantic, the wholly-owned subsidiary of BankAtlantic Bancorp (NYSE: BBX). The strategic acquisition of BankAtlantic expands BB&T’s presence in Southeast Florida, bringing in $3.3 billion in predominantly core, low-cost deposits to BB&T, boosting its market share to No. 6 in the Miami market.

     Under the terms of the agreement, BB&T will acquire approximately $2.1 billion in loans and assume approximately $3.3 billion in deposits for an estimated premium of $301 million above the net asset value of BankAtlantic at closing. This represents a 9% deposit premium based on Sept. 30 balances. The acquisition excludes all of BankAtlantic’s non-performing and other criticized assets identified at Sept. 30. No BankAtlantic Bancorp obligations are being assumed in the transaction.

     “I want to warmly welcome our new clients and employees to BB&T,” said Chairman and Chief Executive Officer Kelly S. King. “This acquisition of BankAtlantic is a compelling strategic expansion into important long-term markets in Southeast Florida. It significantly accelerates the build-out of our franchise in the Miami and Port St. Lucie markets. The bank, founded in 1952, has a reputation for strong retail-oriented deposit-gathering, which fits very well with BB&T’s culture.”

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     “The acquisition of BankAtlantic is accretive to earnings per share and comfortably exceeds our internal rate of return objective,” King said. “The agreement expressly excludes non-performing and other criticized assets, as well as other risks, which satisfies our criteria with respect to risk management.”

     “Joining our banks is an exciting move for both BankAtlantic and BB&T,” said Jarett Levan, BankAtlantic’s Chief Executive Officer. “BB&T’s community banking approach is a great fit with our client-focused model. Our combined organization will assume a leadership position in the South Florida market. In addition, BB&T shares our focus on financial literacy, education and a long-standing commitment to support the communities in which we operate.”

     BankAtlantic is one of the largest banks based in Florida with a network of 78 branches between Port St. Lucie and Miami. This transaction improves BB&T’s market share in the Miami metropolitan statistical area (MSA) from No. 14 to No. 6 and significantly accelerates BB&T’s expansion in the region.

     Nearly 90% of BankAtlantic’s deposits are core, low-cost funds. The premium paid by BB&T is subject to adjustment based on actual deposit balances at close, but in no event will it exceed $316 million. BB&T expects the transaction to be accretive to earnings per share in 2012, excluding one-time merger costs, and to comfortably exceed BB&T’s internal rate of return target.

     The transaction has been approved by the boards of directors of both companies. Federal and state regulatory approvals will be required.

     Deutsche Bank Securities Inc. provided financial advice and Squire, Sanders & Dempsey LLP provided legal counsel to BB&T in this transaction.

About BB&T
     As of September 30, 2011, BB&T is one of the largest financial services holding companies in the U.S. with $168 billion in assets and market capitalization of $14.9 billion. Based in Winston-Salem, N.C., the company operates approximately 1,800 financial centers in 12 states and Washington, D.C., and offers a full range of consumer and commercial banking, securities brokerage, asset management, mortgage and insurance products and services. A Fortune 500 company, BB&T is consistently recognized for outstanding client satisfaction by J.D. Power and Associates, the U.S. Small Business Administration, Greenwich Associates and others. More information about BB&T and its full line of products and services is available at www.BBT.com.

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     This news release contains certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results may differ materially from current projections. Please refer to BB&T’s filings with the Securities and Exchange Commission for a summary of important factors that may affect BB&T’s forward-looking statements. BB&T undertakes no obligation to revise these statements following the date of this news release.